Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300
FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED JUNE 30, 2006

Syosset, NY - August 14, 2006 - Porta Systems Corp. (OTC.BB:PYTM) today reported an operating income from continuing operations for the quarter ended June 30, 2006 of $999,000 compared to operating income from continuing operations of $1,478,000 for the quarter ended June 30, 2005. The Company recorded a net income from continuing operations of $663,000, $0.07 per share (basic and diluted), versus a net income from continuing operations of $1,151,000, $0.12 per share (basic and diluted), for the quarters ended June 30, 2006 and 2005, respectively. Net income for the quarter ended June 30, 2006, including a loss from discontinued operations of $76,000, was $587,000, $0.06 per share (basic and diluted), compared to net income of $887,000, including a loss from discontinued operations of $264,000, $0.09 per share (basic and diluted), for the quarter ended June 30, 2005.

Due to continuing losses in the Operating Support Systems (“OSS”) division, combined with difficulties in marketing OSS products in view of our financial condition, the Company decided to exit this operating segment in December, 2003. We currently limit our OSS activities to the performance of contractual maintenance and warranty services which are anticipated to cease in June, 2007. Accordingly, as of June 30, 2006, the Company accounts for the OSS division during the next twelve months as discontinued operations, as required by Generally Accepted Accounting Principles.

The Company reported operating income from continuing operations for the six months ended June 30, 2006 of $2,005,000 compared to an operating income from continuing operations of $3,295,000 for the six months ended June 30, 2005. The Company recorded a net income from continuing operations of $1,350,000, $0.13 per share (basic and diluted) versus a net income from continuing operations of $2,627,000, $0.26 per share (basic and diluted) for the six months ended June 30, 2006 and 2005, respectively. Net income for the six months ended June 30, 2006, after a loss from discontinued operations of $159,000, was $1,191,000, $0.12 per share (basic and diluted), compared to net income of $2,091,000, after a loss from discontinued operations of $536,000, $0.21 per share (basic and diluted).

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Porta Systems Corp. Press Release	Page 2
August 14, 2006

Sales from continuing operations were $8,084,000 for the quarter ended June 30, 2006 versus $8,223,000 for the quarter ended June 30, 2005, a decrease of approximately $139,000 (2%). Copper Connection/Protection sales were $6,981,000 versus $6,574,000 for the quarters ended June 30, 2006 and 2005, respectively. The increase for the quarter reflects continuing increased sales volume to British Telecommunications in the United Kingdom as a result of British Telecommunications’ continuing rollout of DSL lines, and its implementation of the local loop unbundling program, demanded by regulators in the United Kingdom to enable third party providers of telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the quarter ended June 30, 2006 were $994,000 versus $1,598,000 for the quarter ended June 30, 2005, a decrease of $604,000 (38%), resulted primarily from sluggish order rates from the military sector.

Sales from continuing operations were $16,021,000 for the six months ended June 30, 2006 versus $15,631,000 for the six months ended June 30, 2005, an increase of approximately $390,000 (2%). Copper Connection/Protection sales for the six months ended June 30, 2006 were $13,468,000 versus $12,281,000 for the six months ended June 30, 2005, an increase of $1,187,000 (10%). This increase in sales for the six months is the result of increased sales volume to British Telecommunications as a result of British Telecommunications’ continuing rollout of DSL lines, and its implementation of the local loop unbundling program, demanded by regulators in the United Kingdom to enable third party providers of telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the six months ended June 30, 2006 were $2,407,000 versus $3,255,000 for the six months ended June 30, 2005, a decrease of $848,000 (26%). This decrease in Signal sales in the first half of 2006 resulted primarily from sluggish order rates from the military sector in the first six months of 2006. In addition, the revenue for the six months ended June 30, 2005 was positively impacted by shipments to customers from 2004 backlog that were not shipped in 2004 due to cash constraints which existed back then. Sales for the second quarter and six months of 2006 represent shipments of current orders and backlog.

The overall gross margin from continuing operations was 34% for the quarter ended June 30, 2006, compared to 40% for the quarter ended June 30, 2005. Gross margin for the six months ended June 30, 2006 was 34% compared to 41% for the six months ended June 30, 2005. This decrease for the six months was attributable to a change in products sold to British Telecommunications during the first quarter of the year (from the higher gross margin DSL products to the lower margin local loop unbundling products) and additional freight costs associated with on-time deliveries to customers. The quarter ended June 30, 2006 was negatively impacted primarily by short-term manufacturing inefficiencies at our assembly facility in Mexico, additional freight costs and, to a lesser extent, the continuation of sales to British Telecommunications of lower margin products. Also, our Signal segment gross margin decreased during the quarter and six months due to sales of lower margin products.

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Porta Systems Corp. Press Release	Page 3
August 14, 2005

Operating expenses from continuing operations for the quarter ended June 30, 2006 decreased by $45,000 (3%) from 2005. For the six months ended June 30, 2006, operating expenses increased by $321,000 (10%) when compared to last year’s six months. The increase for the six months ended June 30, 2006 relates primarily to increased expenses in our Signal segment for salaries, commissions and advertising as our marketing activities for Signal were increased during the first quarter of 2006. Additionally, selling and marketing salaries increased in our Line segment as well as increased administrative salaries which were partially offset by a decrease in general and administrative expenses relating to the OSS division as we were winding down that operation in the first quarter.

Interest expense decreased for the six months by $59,000 (9%) from $646,000 in 2005 to $587,000 in 2006.

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and six months, with operating income of $1,410,000 and $2,615,000 respectively for the quarter and six months. The Signal Processing unit operated profitably during the quarter and six months of 2006, with operating income of $222,000 and $606,000, respectively. The OSS unit incurred operating losses of $76,000 and $159,000 for the quarter and six months of 2006, respectively.

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On June 31, 2006, the Company’s outstanding senior debt, including accrued interest, was $24,124,000 which matures on September 30, 2006, or earlier if we fail to meet required milestones and the holder of the senior debt calls a default. We cannot give any assurance that the holder of the senior debt will extend the loan beyond September 30, 2006 or will not accelerate the loan if we fail to meet a required milestone. If the holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due, we will not be able to continue in business.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2005 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speaks only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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Porta Systems Corp. Press Release	Page 4
August 14, 2006

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Six Months ended June 30,
(in thousands except per share amounts)

	Quarter ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005

Sales	$8,084	$8,223	$16,021	$15,631

Gross profit	2,752	3,275	5,465	6,434

Total operating expenses	1,752	1,797	3,460	3,139

Operating income	999	1,478	2,005	3,295

Interest expense, net of interest and other
income	(289)	(320)	(585)	(645)

Income before income taxes	710	1,158	1,420	2,650

Income tax expense	(47)	(7)	(70)	(23)

Income from continuing operations	$663	$1,151	$1,350	$2,627

Discontinued operations:
Loss from discontinued operations	(76)	(264)	(159)	(536)

Net income	$587	$887	$1,191	$2,091

Per share data:

Basic per share amounts:

Continuing operations	$0.07	$0.12	$0.13	$0.26
Discontinued operations	(0.01)	(0.03)	(0.01)	(0.05)

Net income per share:	$0.06	$0.09	$0.12	$0.21

Weighted average shares
outstanding	10,076	10,038	10,076	10,005

Diluted per share amounts:

Continuing operations	$0.07	$0.12	$0.13	$0.26
Discontinued operations	(0.01)	(0.03)	(0.01)	(0.05)

Net income per share:	$0.06	$0.09	$0.12	$0.21

Weighted average shares
outstanding	10,098	10,067	10,105	10,036

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